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                                               REGISTRATION NO. 33-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                             _______

                            FORM S-8
                     REGISTRATION STATEMENT
                              Under
                   the Securities Act of 1933
                             _______

                     ALBERTO-CULVER  COMPANY
     (Exact name of registrant as specified in its charter)

DELAWARE                                                    36-2257936
(State or other jurisdiction                           (I.R.S.Employer
of incorporation or organization)                     Identification No.)

                      2525 ARMITAGE AVENUE
                  MELROSE PARK, ILLINOIS 60160
            (Address of Principal Executive Offices)

         ALBERTO-CULVER  COMPANY 1994 STOCK OPTION PLAN
                   FOR NON-EMPLOYEE DIRECTORS
                    (Full title of the plan)

                       BELL, BOYD & LLOYD
                   THREE FIRST NATIONAL PLAZA
                  CHICAGO, ILLINOIS 60602-4207
                   ATTENTION:  JOHN H. BITNER
                         (312) 807-4306
    (Name, address and telephone number of agent for service)
                            _________

                 CALCULATION OF REGISTRATION FEE

                            _________


                                Proposed      Proposed
Title                           Maximum       Maximum
Securities      Amount          Offering      Aggregate   Amount of
to be           to be           Price         Offering    Registration
Registered      Registered (1)  Per Share (2) Price (2)   Fee (2)

Class A Common, 75,000 shares   $25.6875      $1,926,563  $664.34
Stock
$.22 par value

(1) This registration statement also includes an indeterminable number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of the plan.

(2) In accordance with Rule 457, calculated on the basis of the average of the reported high and low prices for the Class A Common Stock on the New York Stock Exchange Composite Tape on September 8, 1995.



                         PART  II

       INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

     The following documents are incorporated by reference in the registration statement:

     (a) The registrant's latest annual report on Form 10-K, or, if the financial statements therein are more current, the registrant's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to Rule 424(b) or (c) of the Securities Exchange Commission under the Securities Act of 1933.

     (b) All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

     (c) The description of the registrant's Class A Common Stock which is contained in the registrant's registration statements filed under
Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.



Item 4.  Description of Securities.

     Not applicable.



Item 5.  Interests of Named Experts and Counsel.

     Not applicable.



Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article VIII of the registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnities") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnities for defending any proceedings related to specified circumstances, (iii) gives the Indemnities the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.


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Item 7.  Exemption from Registration Claimed

     Not applicable.



Item 8.  Exhibits.

     The exhibits to the registration statement are listed in the
     Exhibit Index elsewhere herein.



Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraph (a)(1)(i) and(a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            ________________

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     (e)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given,the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Reulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                           _______________________


     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 (other than policies of insurance), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melrose Park, State of Illinois on September 12, 1995.

                              ALBERTO-CULVER COMPANY


                              By /s/Howard B. Bernick
                                 Howard B. Bernick
                                 President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1993, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                   Title                           Date


/s/Leonard H. Lavin         Chairman and Director           September 12, 1995
Leonard H. Lavin

/s/Howard B. Bernick        President and Chief Executive   September 12, 1995
Howard B. Bernick           Officer and Director

/s/Bernice E. Lavin         Vice Chairman, Secretary,       September 12, 1995
Bernice E. Lavin            Treasurer and Director

/s/Carol L. Bernick         Executive Vice President        September 12, 1995
Carol L. Bernick            and Director

/s/William J. Cernugel      Senior Vice President,          September 12, 1995
William J. Cernugel         Finance and Controller
(Principal Financial Officer & Controller)

/s/A. Robert Abboud         Director                        September 12, 1995
A. Robert Abboud

/s/Robert P. Gwinn          Director                        September 12, 1995
Robert P. Gwinn

/s/Lee W. Jennings          Director                        September 12, 1995
Lee W. Jennings

/s/Harold M. Visotsky, M.D. Director                        September 12, 1995
Harold M. Visotsky, M.D.

/s/William W. Wirtz         Director                        September 12, 1995
William W. Wirtz


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                          EXHIBIT INDEX



                                                                 Where Exhibit
No.    Description                                               Can be Found


4.1    Restated Certificate of Incorporation of the Company        --------
       (incorporated herein by reference to company Annual
       Report on Form 10-K for the year ended September 30, 1988 [File No. 1-5050])


4.2    Certificate of Amendment to Restated Certificate of          --------
       Incorporation of the Company (incorporated herein by reference to Company Quarterly Report on Form 10-Q for the quarter ended December 31, 1989 [File No. 1-5050])


4.3    By-laws of the Company, as amended through January 17,       --------
       1990 (incorporated herein by reference to Company
       Quarterly Report on Form 10-Q for the quarter ended December 31,
       1989 [File No. 1-5050])


23     Consent of KPMG Peat Marwick LLP                                6




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